UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 1, 2008

Grubb & Ellis Healthcare REIT, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	333-133652	20-4738467
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1551 N. Tustin Avenue, Suite 300, Santa Ana, California		92705
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	714-667-8252

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Explanatory Note

This Form 8-K/A amends an earlier Current Report on Form 8-K we filed on February 7, 2008, or the Form 8-K. Due to an administrative error, the Form 8-K incorrectly reported that (i) the ISDA Agreement dated February 1, 2008 was amended on February 8, 2008 and (ii) as a result of the ISDA Agreement, the Medical Portfolio 1 loan provided for monthly interest-only payments due on the first day of each calendar month commencing on March 3, 2008. We are filing this Form 8-K/A to reflect the correct date of the amendment and the required loan payment pursuant to the ISDA Agreement. The following disclosure replaces and supersedes the paragraph under Item 2.03 of the Form 8-K titled Wachovia Interest Rate Swap.

Wachovia Interest Rate Swap

We, through our subsidiary, entered into an interest rate swap agreement, dated February 1, 2008, as amended February 6, 2008, or the ISDA Agreement, with Wachovia, in connection with the Medical Portfolio 1 loan with Wachovia. As noted above, pursuant to the terms of the Medical Portfolio 1 note in favor of Wachovia, the Medical Portfolio 1 loan bears interest, at our option, at a per annum rate equal to either: (a) 30-day LIBOR plus 1.68%; or (b) the Prime Rate, as announced by Wachovia from time to time. As a result of the ISDA Agreement, the Medical Portfolio 1 loan bears interest at an effective fixed rate of 5.26% per annum from February 1, 2008 through January 31, 2011; and provides for monthly principal and interest payments due on the first business day of each calendar month commencing on March 3, 2008.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Grubb & Ellis Healthcare REIT, Inc.

February 8, 2008	By:	/s/ Scott D. Peters

Name: Scott D. Peters
Title: Chief Executive Officer and President